EXHIBIT 99.1

NEWS

Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803 Tel. 1-516-677-0200 Fax. 1-516-677-0380

FOR IMMEDIATE RELEASE

Investor Contact: Deb Wasser, SVP Investor Relations, 1-516-677-0200 x 1472

Trade Media Contact:  Fran Brennen, Senior Director of Marcom, 1-516-677-0200 x1222

Veeco Extends Thin Film Solar Equipment Product Line
With Acquisition of Mill Lane Engineering

Plainview, N.Y., May 22 2008 — Veeco Instruments Inc. (Nasdaq: VECO), announced that it has extended its thin film solar equipment product line with the acquisition of Mill Lane Engineering, a privately held manufacturer of web coating systems for flexible solar panels. Mill Lane is based in Lowell, MA and has approximately 20 employees.  The purchase price was $11 million, paid at closing, plus potential additional payments based upon the satisfaction of specific future conditions, including certain order, sales and profit levels.  Mill Lane has an existing multi-unit order for web coating systems from a leading manufacturer of thin film copper indium gallium selenide (CIGS) solar cells.

John R. Peeler, Chief Executive Officer of Veeco, commented, “This investment complements Veeco’s existing deposition technologies, expanding our product offerings for the emerging thin film solar market.  While many of today’s solar panels are based on silicon technology, thin films offer low manufacturing costs and the promise of higher photovoltaic efficiencies.”

Mill Lane has been renamed Veeco Solar Equipment Inc., and will be managed by Piero Sferlazzo, Ph.D., Senior Vice President of Veeco. Dr. Sferlazzo stated, “Veeco is excited to combine Mill Lane’s web coating and vacuum engineering expertise with our existing thin film deposition technologies, such as ion beam and physical vapor deposition and thermal sources, to address the equipment needs of thin film solar manufacturers.”

Mill Lane is not currently expected to have a material impact on Veeco’s second quarter revenue guidance provided on April 28th of $102-$110 million.  However, the acquisition is expected to impact previously provided Q2 earnings guidance due to the addition of Mill Lane’s operating expenses.  Veeco also currently estimates that Q2 GAAP earnings will be impacted by additional amortization expense as well as a potential in-process R&D charge, both of which are currently being finalized.  Taking into account all of these factors, the Company currently anticipates that the transaction will decrease its second quarter earnings per share guidance by approximately $0.05 per share on a GAAP basis, and $0.02 per share on a non-GAAP basis. Veeco currently forecasts that Mill Lane will add approximately $10-15 million in second half 2008 revenues, but is not anticipated to have a material impact on earnings.

Veeco Instruments Inc. manufactures enabling solutions for customers in the HB-LED, solar, data storage, semiconductor, scientific research and industrial markets. We have leading technology positions in our three businesses:  LED & Solar Process Equipment, Data Storage Process Equipment, and Metrology Instruments. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the U.S., Europe, Japan and APAC. http://www.veeco.com/

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2007 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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